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                                                                    EXHIBIT 99.1



      PLANET POLYMER ANNOUNCES PENDING DELISTING

   o  COMPANY EXTENDS PRIVATE PLACEMENT CLOSING


      SAN DIEGO, CA, JULY 17, 2001- Planet Polymer Technologies, Inc. (Nasdaq:
POLY), announced that effective at the opening of business on July 18, 2001, its common stock will be delisted from the Nasdaq Small Cap Stock Market due to non-compliance with Nasdaq's net tangible assets and minimum bid pricing requirements. Although the Company expects to be traded on the Over-The-Counter Bulletin Board, there is no assurance that a market will develop for the common stock.


      Richard C. Bernier, President and Chief Executive Officer of the Company, commented, "Although we regret the delisting, we will continue with our efforts to commercialize Planet's technologies in the metal injection molding, specialty polymer materials and agro-technology business initiatives."

      Planet Polymer also announced today that the Company is extending the Private Placement Offering closing date from Monday, July 16, 2001 to Wednesday, August 15, 2001.

      Planet Polymer Technologies, Inc. is an advanced materials company that develops and licenses unique water-soluble polymer and biodegradable materials with broad applications in the fields of agriculture, industrial manufacturing and specialty packaging.

Except for the historical information contained herein, this news release contains forward-looking statements which involve risks and uncertainties, including the closing of the private placement, the risk that actual results could differ materially from the results that may be indicated by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the development and market acceptance of new products and technologies, and market conditions as well as other risks detailed from time to time in Planet Polymer's SEC reports, including the report on Form 10-KSB for the year ended December 31, 2000.


Contact: Planet Polymer Technologies, Inc.  Coffin Communications Group
         Richard C. Bernier, 858-536-3495   Sean Collins, 818-789-0100, ext. 102